UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2006

BIOMETRX, INC.
(Exact name of registrant as specified in its Charter)

Delaware	0-15807	31-1190725
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

500 North Broadway, Suite 204, Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

(516) 937-2828
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On July 11, 2006, bioMETRX, Inc. (the “Company”) and Mr. Steven Kang, the Company’s Chief Technology Officer, entered into a termination agreement terminating his employment agreement dated January 1, 2004. Simultaneously therewith, Mr. Kang resigned as the Company’s Chief Technology Officer and as director of the Company.

Item 5.02	Departure of Principal Officers; Election of Directors; Appointment of Principal Officer.

(b)(c) On July 11, 2006, our board of directors accepted the resignation of Steven Kang as our Chief Technology Officer and as a member of our Board of Directors.

On July 11, 2006, the Company elected Ms. Lorraine Yard to the Company’s Board of Directors effective immediately.

Lorraine Yarde is our Chief Operating Officer, and President of smartTOUCH Consumer Products, Inc. Ms. Yarde is currently responsible for the day to day operations of bioMETRX and the sales direction, focus and the complete concept to market life cycle for new product development for smartTOUCH Consumer Products. Ms. Yarde has over 15 years experience in Sales/Sales Management, Marketing and Business Development, predominantly in the fields of software, engineering and computer consulting, holding various senior management positions with complete operational accountability for a number of computer consulting organizations. At those entities, Ms. Yarde had been responsible for providing direction, driving revenue, and securing and maintaining successful business relationships with prestigious companies, such as Estee Lauder, Pfizer, Schering Plough and Henry Schein. As an entrepreneur, Ms. Yarde owned and operated a successful family run Commercial Flooring organization, which at its peak, employed over 20 installers and performed work for major construction firms such as Turner Construction. Notable installation accounts included Home Depot, Circuit City and Toys r Us.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits

99.1	Termination Agreement between bioMETRX, Inc. and Steven Kang, dated July 11, 2006.

99.2	Release between bioMETRX, Inc. and Steven Kang, dated July 11, 2006.

99.3	Resignation Letter of Steven Kang dated July 11, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMETRX, INC. (Registrant)

Date: July 14, 2006	By:	/s/ Mark Basile
Mark Basile
Chief Executive Officer

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